EXHIBIT 10.23

THIRD AMENDMENT TO THIRD AMENDED AND RESTATED CREDIT AGREEMENT

This Third Amendment to Third Amended and Restated Credit Agreement (this “Third Amendment”) is entered into as of the 30th day of March, 2010 (the “Effective Date”), by and among GEOMET, INC., a Delaware corporation (“Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”), and the Banks party hereto.

W I T N E S S E T H:

WHEREAS, Borrower, Administrative Agent, the financial institutions party thereto as Banks, and the other agents party thereto are parties to that certain Third Amended and Restated Credit Agreement dated as of June 9, 2006 (as amended, the “Credit Agreement”) (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and

WHEREAS, pursuant to the Credit Agreement, Banks have made a revolving credit loan to Borrower and provided certain other credit accommodations to Borrower; and

WHEREAS, Borrower has requested (a) a four month extension of the maturity date under the Credit Agreement, (b) that the Borrowing Base be reduced to $123,000,000, and (c) that the minimum current ratio covenant test for the Fiscal Quarter ended March 31, 2010 be amended; and

WHEREAS, the Administrative Agent and the Banks are willing to amend the Credit Agreement as set forth herein on the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, Borrower, Administrative Agent and

Banks hereby agree as follows:

Section 1. Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment, the Credit Agreement shall be amended effective as of the Effective Date in the manner provided in this Section 1.

1.1 Additional Definitions. Section 1.1 of the Credit Agreement is hereby amended to add thereto in alphabetical order the following definitions which shall read in full as follows:

“Third Amendment” means that certain Third Amendment to Third Amended and Restated Credit Agreement dated as of March 30, 2010 among Borrower, Administrative Agent and the Banks party thereto.

1.2 Amendments to Definitions. The definitions of “Applicable Margin”, “Letter of Credit Fee”, “Loan Papers”, “Scheduled Determination Date” and “Termination Date” contained in Section 1.1 of the Credit Agreement are hereby amended to read in full as follows:

“Applicable Margin” means, on any date, 2.625% with respect to each Adjusted Base Rate Tranche, and 3.50% with respect to each Eurodollar Tranche.

“Letter of Credit Fee” means, with respect to any Letter of Credit issued hereunder, a fee in an amount equal to 3.50% of the average daily aggregate amount of Letter of Credit Exposure of all Banks during the Fiscal Quarter (or portion thereof) ending on the date such payment is due (calculated on a per annum basis based on such average daily aggregate Letter of Credit Exposure). Such fee shall be payable in accordance with the terms of Section 2.13.

“Loan Papers” means this Agreement, the First Amendment, the Second Amendment, the Third Amendment, the Notes, each Facility Guaranty now or hereafter executed, the Mortgages, each Borrower Pledge Agreement now or hereafter executed, each Subsidiary Pledge Agreement now or hereafter executed, the Certificate of Effectiveness, the Letters of Credit and all other certificates, documents or instruments delivered in connection with this Agreement, as the foregoing may be amended from time to time.

“Scheduled Determination Date” means June 15, 2010, each June 30 (other than June 30, 2010) and December 31, commencing June 30, 2006.

“Termination Date” means May 6, 2011.

1.3 Amendment to Minimum Current Ratio Provision. Clause (a) of Article X of the Credit Agreement is hereby amended and restated in its entirety as follows:

(a) Borrower will not permit its ratio of Consolidated Current Assets to its Consolidated Current Liabilities as of (i) the end of any Fiscal Quarter (other than the Fiscal Quarter ended on March 31, 2010) to be less than 1 to 1 and (ii) March 31, 2010 to be less than 0.80 to 1.

Section 2. Borrowing Base. In reliance on the representations, warranties, covenants and agreements contained in this Third Amendment and pursuant to Borrower’s request, the Borrowing Base shall be decreased, effective as of the Effective Date, to $123,000,000 and shall remain at $123,000,000 until the next Determination. Borrower and Banks agree (a) not to call for a Determination of the Borrowing Base prior to June 15, 2010, (b) that the reduction of the Borrower Base in this Section 2 (i) was at Borrower’s request, (ii) shall not be deemed to be the determination of the Borrowing Base scheduled for June 15, 2010 (or such date promptly thereafter as reasonably possible for the Banks) pursuant to Section 4.2 of the Credit Agreement and (iii) shall not be construed or deemed to be a Special Determination for purposes of Section 4.3 of the Credit Agreement.

Section 3. Conditions Precedent to Amendment. This Amendment shall be effective as of the Effective Date when the following conditions precedent have been satisfied:

3.1 Amendment/Consent. Administrative Agent shall have received counterparts of this Amendment executed on behalf of Borrower, Administrative Agent and each Bank, and of the consent attached to this Amendment executed by GeoMet Operating and each Domestic Subsidiary party to a Facility Guaranty.

3.2 Fees. Borrower shall have paid to Administrative Agent, for the benefit of each Bank in accordance with each Bank’s Commitment Percentage of the Borrowing Base, a nonrefundable amendment fee equal to 0.25% of the Borrowing Base.

3.3 Opinion of Counsel. The Administrative Agent shall have received executed legal opinions from Thompson & Knight L.L.P. and such other counsels to the Credit Parties as the Administrative Agent shall reasonably request with respect to this Amendment, such legal opinion to be in form and substance reasonably satisfactory to the Administrative Agent.

3.4 Certificate of Borrower; Guarantors. Borrower shall have delivered to Administrative Agent such certificates of authorized officers of Borrower and the parties to the Facility Guarantees, certificates of Governmental Authorities, certified copies of the certificates of incorporation, formation, bylaws and operating agreements, as applicable, of Borrower and such guarantors (or certified confirmation that no amendments, modifications or revisions have been to those previously certifies and delivered to Administrative Agent, as applicable), certified copies of resolutions of the directors, managers or members, as applicable of Borrower and such guarantors and such other documents, instruments and agreements as Administrative Agent shall require to evidence the valid corporate existence and authority to conduct business of Borrower and such guarantors and the due authorization, execution and delivery of this Third Amendment any other documents related to this Third Amendment and any other legal matters relating to Borrower, such guarantors, or the other Loan Papers, all in a form and substance reasonable satisfactory to Administrative Agent and its counsel.

3.5 Commitments from NGP/North Shore. Administrative Agent shall have received executed commitment letters, in form and substance reasonably acceptable to Administrative Agent, from NGP Capital Resources Company, a Maryland corporation, or one of its Affiliates reasonably acceptable to Administrative Agent (“NGP”), and North Shore Energy, L.L.C. or one of its Affiliates reasonably acceptable to Administrative Agent (“North Shore”), pursuant to which NPG and North Shore have committed to purchase up to $40,000,000 of preferred equity interests of Borrower on terms and conditions acceptable to Administrative Agent, which commitment letters shall be certified by Borrower as being true and correct copies in full force and effect on and as of the Effective Date.

Section 4. Representations and Warranties of Borrower. To induce Banks and Administrative Agent to enter into this Third Amendment, Borrower hereby represents and warrants to Banks and Administrative Agent as follows:

4.1 Reaffirm Existing Representations and Warranties. Each representation and warranty of Borrower contained in the Credit Agreement and the other Loan Papers is true and correct on the date hereof and will be true and correct after giving effect to the amendments set forth in Section 1 hereof.

4.2 Due Authorization; No Conflict. The execution, delivery and performance by Borrower of this Third Amendment are within Borrower’s corporate powers, have been duly authorized by all necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any Material Agreement binding upon Borrower or any other Credit Party, or result in the creation or imposition of any Lien upon any of the assets of Borrower or any other Credit Party except Permitted Encumbrances.

4.3 Validity and Enforceability. This Third Amendment constitutes the valid and binding obligation of Borrower enforceable in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general application.

4.4 No Default. No Default or Event of Default shall have occurred which is continuing.

Section 5. Miscellaneous.

5.1 Reaffirmation of Loan Papers. Any and all of the terms and provisions of the Credit Agreement and the Loan Papers shall, except as amended and modified hereby, remain in full force and effect. The amendments contemplated hereby shall not limit or impair any Liens securing the Obligations, each of which are hereby ratified, affirmed and extended to secure the Obligations as they may be increased pursuant hereto.

5.2 Parties in Interest. All of the terms and provisions of this Third Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

5.3 Legal Expenses. Borrower hereby agrees to pay on demand all reasonable fees and expenses of counsel to Administrative Agent incurred by Administrative Agent in connection with the preparation, negotiation and execution of this Third Amendment and all related documents.

5.4 Counterparts. This Third Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Third Amendment until Borrower and all Banks have executed a counterpart. Facsimiles or other electronic transmissions (e.g., pdf) shall be effective as originals.

5.5 Complete Agreement. THIS THIRD AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN PAPERS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.

5.6 Headings. The headings, captions and arrangements used in this Third Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Third Amendment, nor affect the meaning thereof.

5.7 Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, other than conflict of laws rules thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed by their respective authorized officers on the date and year first above written.

BORROWER: GEOMET, INC., a Delaware corporation

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	President & CEO

ADMINISTRATIVE AGENT/BANK: BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Jeffrey H. Rathkamp
Jeffrey H. Rathkamp,
Managing Director

BANK OF AMERICA, N.A., as a Bank

By:	/s/ Jeffrey H. Rathkamp
Jeffrey H. Rathkamp,
Managing Director

BANKS:

BNP PARIBAS

By:	/s/ Edward Pak
Name:	Edward Pak
Title:	Vice President

By:	/s/ Betsy Jocher
Name:	Betsy Jocher
Title:	Director

BANK OF SCOTLAND plc

By:	/s/ Julia R. Franklin
Name:	Julia R. Franklin
Title:	Assistant Vice-President

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Monte E. Deckerd
Name:	Monte E. Deckerd
Title:	Senior Vice President

STERLING BANK

By:	/s/ David Phillips
Name:	David Phillips
Title:	Senior Vice President

The undersigned (i) consents and agrees to this Third Amendment, and (ii) agrees that the Loan Papers to which it is a party (including, without limitation, the Facility Guaranty dated as of June 9, 2006 or January 1, 2007, as applicable) shall remain in full force and effect and shall continue to be the legal, valid and binding obligation of the undersigned, enforceable against it in accordance with its terms.

CONSENTED, ACKNOWLEDGED AND AGREED TO BY: GEOMET GATHERING COMPANY, LLC, an Alabama limited liability company

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	President & CEO

GEOMET OPERATING COMPANY, INC., an Alabama corporation

By:	/s/ J. Darby Seré
Name:	J. Darby Seré
Title:	President & CEO